UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 3, 2006
TALX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Missouri	000-21465	43-0988805

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
11432 Lackland Road
St. Louis, Missouri 63146
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 214-7000
1850 Borman Court, St Louis, Missouri 63146
(Former Address, if Changed Since Last Report)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement
Acquisition of Performance Assessment Network, Inc.
On April 6, 2006, TALX Corporation (“we,” “us” or the “Company”) acquired all of the outstanding stock of Performance Assessment Network, Inc., a provider of secure, electronic-based testing and assessments, as well as comprehensive talent management services (“pan”). The purchase price of the acquisition was approximately $75 million and was financed through borrowings under our Loan Agreement, as set forth below under “Second Amendment to Loan Agreement.” The acquisition agreement provides that approximately 10% of the purchase price will be held in escrow to satisfy any indemnification obligations for a period ending on October 6, 2007.
The foregoing description of the acquisition agreement is qualified in its entirety by the acquisition agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by this reference. The acquisition agreement contains a number of representations and warranties which we and the former shareholders of pan have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the agreement. These disclosure schedules contain non-public information that we do not believe is required to be publicly disclosed under the applicable securities laws; however, that information does modify, qualify and create exceptions to the representations and warranties set forth in the agreement. In addition, these representations and warranties were made as of the date of the agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the acquisition agreement, which subsequent information may or may not be fully reflected in the public disclosures. Moreover, representations and warranties are frequently used in acquisition agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about pan or TALX.
Second Amendment to Loan Agreement
On April 6, 2006, we entered into the second amendment to our second amended and restated loan agreement (as so amended, the “Loan Agreement”) with LaSalle Bank National Association, as administrative agent and a lender and the other lenders party thereto (collectively, the “Lenders”). The second amendment expands the availability under our revolving line of credit to $200 million and provides for mandatory prepayments and commitment reductions under certain circumstances, as well as an accordion feature that permits restoration of the $200 million availability under certain circumstances. There are procedures, including limitations on the timing and increments, associated with such a commitment increase request. The amendment also revised and updated other terms, including the terms of some of the financial covenants under the Loan Agreement.
In connection with the second amendment, we paid the Lenders amendment fees in the aggregate amount of $55,000 on the effective date. Other fees under the Loan Agreement remain unchanged.
With respect to the Lenders under the Loan Agreement, we have or may have had customary banking relationships based on the provision of a variety of financial services, including investment banking, underwriting, lending, commercial banking and other advisory services.

We described the material terms of our second amended and restated loan agreement in Note 8 to our audited financial statements, which was filed with our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, as modified by the description of the first amendment to the second amended and restated loan agreement, which was filed on a Current Report on Form 8-K dated November 1, 2005, and incorporate each of those descriptions herein by this reference, appropriately modified as set forth above.
Employment Agreement Review
On April 3, 2006, in connection with its annual review of executive officer compensation, our Board of Directors adopted a new form of employment agreement for several of our executive officers, which documented the material terms that had previously been approved by the Board, as reported in “Item 5. Other Information” of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, which is incorporated by reference in this report.
The new agreements commence effective April 3, 2006. Their terms are the same as those described in our Current Report on Form 8-K dated May 10, 2005, except that in the event of termination “based on the actions by the Company,” other than for “cause,” the officers would be entitled to a lump sum payment equal to:
•	For Messrs. Graves or Smith, two times the sum of his annual base salary and targeted incentive compensation in the year of termination, and

•	For Mr. Chaffin or Ms. Simpson, the sum of his or her annual base salary and targeted incentive compensation.
In addition, each of these officers would continue to receive their health and welfare, automobile and life insurance benefits for a period following termination equal to two years for Messrs. Graves and Smith and one year for Mr. Chaffin and Ms. Simpson, subject to limitations imposed by applicable plan documents or law.
We described the material terms of our employment agreements in our current report on Form 8-K dated May 10, 2005, and incorporate by reference that description herein, appropriately modified as set forth above.
Nonqualified Savings and Retirement Plan
On April 3, 2006, our Board also authorized management of the Company to approve and adopt a nonqualified savings and retirement plan. This plan would be intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for members of a select group of management and highly compensated employees, as defined within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It would not be intended to be a tax-qualified retirement plan under Section 401 of the Internal Revenue Code of

1986, as amended (the “Code”). Our employees who are among the highest eight percent of employees when ranked on the basis of compensation and who receive an aggregate of at least $100,000 of reportable salary, commissions and bonus for a calendar year, as reported on their Form W-2, would be eligible to participate in the plan.
A participant would be able to elect to defer up to 50% of his or her salary and bonus by delivering a written request to the plan administrator. Any such election, or the modification or termination of an election, would be effective as of the first day of the following calendar year, with respect to salary deferral, and as of the first day of the next fiscal year, with respect to bonus and commission deferral, and would be fully vested. Initial deferral elections would need to be made within 30 days after a participant first becomes eligible to participate, subject to any policies or rules established by the plan administrator, and would only be effective for compensation earned after the deferral election is made. All amounts deferred, including any matching credits that we may make (as described in the next paragraph) would be credited by the plan administrator with an investment return based on the hypothetical return of investment funds selected by the participant. The plan administrator would determine the investment funds that would be available for this purpose.
We would have the discretion to make a matching credit to the participant’s account in any amount that we deem appropriate, provided that we could not make payments that violate Code Section 409A. If we made a matching credit such credit would be equal to 40% of a participant’s salary deferrals but would not exceed 6% of the participant’s total compensation. Such matching credit would vest 33-1/3% for each year of service with 100% vesting after three years of service.
Upon termination of a participant’s employment with us, we would pay any vested portion to the participant (or the participant’s beneficiary if the participant has died) and any unvested portion would be forfeited. If the plan administrator determines that an unforeseen emergency affects the participant or his or her family or property, the administrator may allow withdrawals to the extent of need. The plan would provide for payment of qualified distributions (other than an unforeseeable emergency withdrawal) in cash in a lump sum 90 days after separation from service, except that if the participant is a “Specified Employee” and the separation from service is for a reason other than death or disability, the payment would be made six months after separation. A “Specified Employee” is (i) an officer having annual compensation greater than $135,000 (indexed for inflation in future years), (ii) a 5% shareholder or (iii) a 1% shareholder having annual compensation greater than $150,000.
The plan would be subject to interpretation by the plan administrator and amendment or termination by our Board, provided that accrued vested benefits may not be reduced by any such amendment or termination. The plan administrator would not be liable for any contract or instrument executed in such capacity nor for any mistake of judgment made in good faith. Moreover, we would agree to indemnify and hold harmless the plan administrator, our directors and employees in connection with the administration or interpretation of the plan for any unreimbursed or uninsured costs or expenses arising out of any act or omission in connection with the plan unless arising out of such person’s own bad faith, willful misconduct or gross negligence.
We intend to establish a grantor trust with Central Bank & Trust Company as trustee, to help pay the benefits under the plan.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On April 6, 2006, we financed the purchase of Performance Assessment Network, Inc. by borrowing approximately $75 million under our second amended Loan Agreement. Following this borrowing, we had approximately $13 million of remaining availability under the Loan Agreement.
We described the material terms of our Amended 2005 Loan Agreement in Note 8 to our audited financial statements, which was filed with our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, as modified by the description of the First Amendment, which was filed on our Current Report on Form 8-K dated November 1, 2005, and incorporate each of those descriptions herein by this reference. This description is modified to the extent set forth in Item 1.01 of this current report.
Item 7.01. Regulation FD Disclosure
A copy of the press release relating to our acquisition of Performance Assessment Network, Inc. is furnished with this report as Exhibit 99.1 to this Form 8-K and incorporated by reference herein.
Item 8.01 Other Events.
TALX has moved its senior executives and some other personnel, to a new building located at 11432 Lackland Road, St. Louis, Missouri 63146, which is the address set forth on the cover page of this Form 8-K. The Company’s phone numbers did not change as a result of this move.
Item 9.01 Financial Statements and Exhibits.
(d) See Exhibit Index.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2006		TALX CORPORATION

By:
/s/ L. Keith Graves L. Keith Graves Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Acquisition Agreement, dated April 6, 2006, by and among TALX Corporation, the shareholders of Performance Assessment Network, Inc. and Douglas E. Cole, as representative of such shareholders

99.1	Press Release, dated April 6, 2006, announcing the acquisition of Performance Assessment Network, Inc.